Exhibit 10.2

AMENDED AND RESTATED

POWER-ONE, INC.

2004 STOCK INCENTIVE PLAN

ELIGIBLE DIRECTOR

NONQUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT dated as of the [•] between Power-One, Inc., a Delaware corporation (the “Corporation”), and [•] (the “Director”).

W I T N E S S E T H

WHEREAS, the Corporation has adopted and the stockholders of the Corporation have approved the Power-One, Inc. Amended and Restated 2004 Stock Incentive Plan, (the “Plan”).

WHEREAS, pursuant to authority granted to the Administrator of the Plan, the Corporation has granted an option (the “Option”) to the Director upon the terms and conditions evidenced hereby, as required by the Plan, which Option is not an incentive stock option within the meaning of Section 422 of the Code.

NOW, THEREFORE, in consideration of the services rendered and to be rendered by the Director, the Corporation and the Director agree to the terms and conditions set forth herein as required by the terms of the Plan.

1.             Option Grant.  This Agreement evidences the grant to the Director, as of [•] (the “Option Date”), of an Option to purchase an aggregate of [•] shares of Common Stock under the Plan, subject to the terms and conditions and to adjustment as set forth herein or in the Plan.

2.             Exercise Price.  The Option entitles the Director to purchase (subject to the terms of Sections 3 through 5 below and to the extent exercisable) all or any part of the Option shares at a price per share of $[•], which amount represents the Fair Market Value of the shares on the Option Date.

3.             Option Exercisability and Term.  Subject to applicable provisions in Section 7 of the Plan regarding possible adjustments and/or acceleration of options granted under the Plan, and subject to the terms of this Section 3, the Option shall become exercisable on the earlier of (i) the first anniversary of the Option Date or (ii) one day prior to the next Annual Meeting of Stockholders following the date of grant.  The Option shall terminate [•], unless earlier terminated in accordance with the terms of the Plan.  Notwithstanding anything herein to the contrary, the vesting of the Option shall fully accelerate upon the occurrence of any merger, combination, consolidation, or other reorganization; any exchange of Common Stock or other securities of the Corporation; a sale of all or substantially all the business, stock or assets of the Corporation; a dissolution of the Corporation; or any other event in which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock).

4.             Service and Effect of Termination of Service.  The Director agrees to serve as a director in accordance with the provisions of the Corporation’s Certificate of Incorporation, bylaws and applicable law.  If the Director’s services as a member of the Board shall terminate, this Option shall terminate at the times and to the extent set forth in Section 6 of the Plan.

5.             General Terms.  The Option and this Agreement are subject to, and the Corporation and the Director agree to be bound by, the provisions of the Plan that apply to the Option.  Such provisions are incorporated herein by this reference.  The Director acknowledges receiving a copy of the Plan and reading its applicable provisions.  Capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

POWER-ONE, INC.
(a Delaware corporation)

By:

Tina D. McKnight
(Print Name)

Title:	General Counsel & Secretary

Optionee Director

(Signature)

(Print Name)

(Address)

(City, State, Zip Code)